Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE dated as of June 30, 2005 is by and among U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Trustee (herein, together with its successors in trust, the “Trustee”) and iPCS, INC. (the “Successor Company”), a Delaware corporation that will be the successor by merger of HORIZON PCS, INC. (the “Existing Issuer”), a Delaware corporation and the “Company” under the Indenture referred to below.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Trustee and the Successor Company hereby agree as follows:

PRELIMINARY STATEMENTS

The Trustee and the Existing Issuer are parties to that certain Indenture dated as of July 19, 2005 (the “Indenture”), pursuant to which the Existing Issuer issued $125,000,000 of its 11 3/8 % Senior Notes due 2012 (the “Notes”).

As permitted by the terms of the Indenture, the Existing Issuer is, simultaneously with the effectiveness of this First Supplemental Indenture, merging (referred to herein as the “Transaction”) with and into the Successor Company, with the Successor Company as the surviving corporation. The parties hereto are entering into this First Supplemental Indenture pursuant to, and in accordance with, Section 9.01 of the Indenture.

SECTION 1. Definitions.  All capitalized terms used herein which are defined in the Indenture, either directly or by reference therein, shall have the respective meanings assigned them in the Indenture except as otherwise provided herein or unless the context otherwise requires.

SECTION 2. Interpretation.  (a) In this first Supplemental Indenture, unless a clear contrary intention appears:

(i)            the singular number includes the plural number and vice versa;

(ii)           reference to any gender includes the other gender;

(iii)          the words “herein” “hereof” “hereto” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Section or other subdivision;

(iv)          reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this First Supplemental Indenture or the Indenture, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this First Supplemental Indenture or the Indenture;

(v)           reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, as well as any substitution or replacement therefore and reference to any note includes modifications thereof and any note issued in extension or renewal thereof or in substitution or replacement therefore; and

(vi)          the word “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

(b)           No provision in this First Supplemental Indenture shall be interpreted or construed against any Person because that Person or its legal representative drafted such provision.

SECTION 3. Assumption of Obligations.  (a)                Pursuant to, and in compliance and accordance with, Section 5.02 of the Indenture, the Successor Company hereby expressly and unconditionally assumes the due and punctual payment of the principal of and  premium, if any, and interest on, the Notes and the due and punctual performance and observance of each and every covenant and condition of the Company under the Indenture, all as if the Successor Company had originally been the Company thereunder.

(b)           Pursuant to Section 5.02 of the Indenture, the Successor Company shall succeed to, and be substituted for the Company, and may exercise every right and power of, the Company under the Indenture with the same effect as if the Successor Company had originally been the Company under the Indenture.

SECTION 4. Representations and Warranties.  The Successor Company represents and warrants that (a) it has all necessary power and authority to execute and deliver this First Supplemental Indenture and to perform the Indenture, (b) that, as of the Effective Time (as defined in that certain Agreement and Plan of Merger dated May 17, 2005 by and between the Successor Company and the Existing Issuer), will be the successor by merger to the Existing Issuer pursuant to a valid merger effected in accordance with applicable law, (c) that it is a corporation organized and existing under the laws of the State of Delaware, (d) that immediately after giving effect to this First Supplemental Indenture, no Default or Event of Default will exist, and (e) that this First Supplemental Indenture is executed and delivered pursuant to Section 9.01 of the Indenture and does not require the consent of the Holders.

SECTION 5. Conditions of Effectiveness.  This First Supplemental Indenture shall become effective upon the last to occur of the following,

(a)           the Trustee shall have executed a counterpart of this First Supplemental

Indenture and shall have received a counterpart of this First Supplemental Indenture executed by the Successor Company;

(b)           the Trustee shall have received an Officers’ Certificate stating that the Transaction and this First Supplemental Indenture comply with Article 9 of the Indenture;

(c)           the Trustee shall have received an Opinion of Counsel, in form and substance satisfactory to it, to the effect that the Transaction and the execution and delivery of this First Supplemental Indenture is permitted by and is effected in compliance with the Indenture; and

(d)           the Effective Time shall have occurred.

SECTION 6. Reference to the Indenture.  (a) Upon the effectiveness of this First Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Indenture, as affected, amended and supplemented hereby.

(b)           Upon the effectiveness of this First Supplemental Indenture, all references in each of the Notes, and in the other documents and instruments executed in connection therewith, to the Indenture, including each term defined by reference to the Indenture, shall mean and be a reference to the Indenture or such term, as the case may be, as affected, amended and supplemented hereby.

(c)           The Indenture, as amended and supplemented by this First Supplemental Indenture, shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 7. Execution in Counterparts.  This First Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

SECTION 8. Governing Law; Binding Effect.  This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the parties hereto and their respective successors and assigns.

SECTION 9. The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution thereof by the Successor Company. The recitals of fact contained herein shall be taken as the statements solely of the Successor Company, and the Trustee assumes no responsibility for the correctness thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be executed and effective as of the date first stated herein, by their respective offices thereunto duly authorized.

iPCS, INC.

By:	/S/ TIMOTHY M. YAGER
Name: Timothy M. Yager
Title: President and Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/S/ CAUNA M. SILVA
Name: Cauna M. Silva
Title: Vice President